UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2010

LEXARIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4

Registrant's telephone number, including area code: (604) 602-1675

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

On December 15, 2010 the Company announced successful oil production from two new wells drilled this season at Belmont Lake Oil Field, Mississippi.

The 12-4 oil well began producing oil on October 21 and produced an average of 200.4 barrels per day for the first ten days of production, significantly more than expected. This is the highest oil production rate ever recorded for a Belmont Lake Oil Field well and meaningfully increases the production potential of the remaining wells to be drilled in the field. (Lexaria currently holds a 40% gross working interest in the 12-4 well.)

The well is currently being produced at a rate of approximately 50% of its initial capacity. The 12-4 well is in production while permanent production lines are being installed.

The 12-5 well experienced down-hole complications that initially delayed production. Those complications were overcome and on December 3 the 12-5 well produced approximately 50 barrels of oil. This well is currently awaiting its artificial lift system and production lines to be connected. Because the 12-5 well encountered what is believed to delineate the most North-Western corner of the field it is not expected to produce at the higher rates of the more centrally located 12-4 well.(Lexaria currently holds a 40% gross working interest in the 12-5 well.)

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
99.1	Press Release dated December 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2010

Lexaria Corp.
(Signature)	By: “/s/ Chris Bunka”
Chris Bunka
President & CEO